EXHIBIT 99.1

NEWS RELEASE
720 Park Blvd./P.O. Box 73
Boise, Idaho 83729 • www.wgint.com

FOR RELEASE:

Washington Group International Reports Results for First Quarter and Reaffirms Guidance for 2007

Financial Highlights

•                  New work in the quarter totaled $1.2 billion, 88 percent of which is cost reimbursable.

•                  Backlog rose to a record $5.9 billion, 82 percent of which is cost reimbursable.

•                  Net income was $13.0 million, or $0.43 per diluted share, on revenue of $837.4 million.

•                  The company targets 2007 net income at the high end of its guidance range of $80-90 million, or $2.60–$2.92 per diluted share.

•                  The company remains debt free, with cash including restricted cash totaling $251.3 million at quarter end.

BOISE, Idaho (May 9, 2007) – Washington Group International (NYSE: WNG) today announced financial results for its first quarter ended March 30, 2007.

“We are pleased with our performance in the first quarter, which has us on track to meet our 2007 financial targets and positions us for continued growth in 2008,” said Stephen G. Hanks, president and chief executive officer. “We made excellent progress in extending our reach in growth markets. New work awarded during the quarter totaled $1.2 billion, continuing our robust new-work trend. Our investments in additional growth and efficiency initiatives were more than $10 million higher than in the quarter last year and included investments in business development and staffing in pursuit of U.K. nuclear cleanup, full nuclear life cycle, and international oil and gas programs.

“Despite these significant strategic investments as well as a $9.3 million decline in operating income due to reduced Iraq work, net income was $13.0 million in the quarter. This was consistent with our expectations and keeps us on track for reaching the high end of our net income guidance for the year, achieving growth of approximately 10 percent over 2006.”

The company expects approximately two-thirds of its 2007 net income to be generated during the last half of the year.

“Our end markets remain very robust across our business, and investments in our talent, business development, and operational excellence provide us the platform for long-term growth. We continue to target $4.8-$5.2 billion in new work for 2007,” Hanks said.

Corporate Performance

The company reported new work of $1.2 billion in the 2007 first quarter, up 49 percent or $389.2 million when compared to the 2006 first quarter. Key awards booked in the quarter included engineering, procurement, and construction for a cogeneration project serving the oil sands industry; clean-air power projects; the extension of a contract to manage the U.S. Department of Energy’s (DOE) Savannah River Site; and additional funding at chemical-demilitarization facilities.

Backlog reached a record $5.9 billion at the end of the quarter, compared to $5.6 billion at 2006 year end. The company generated revenue of $837.4 million in the quarter, up slightly from $828.3 million in the 2006 first quarter.

Net income of $13.0 million, or $0.43 per diluted share, was down $6.0 million compared to $19.0 million, or $0.62 per diluted share, in the 2006 first quarter. The decrease was attributable primarily to the U.S. government winding down Iraq reconstruction programs and increased investments in bid and proposal costs in strategic growth areas. The Power Business Unit performed well, Mining profitability benefited from restructured contracts, and there were no charges related to Infrastructure’s two remaining fixed-price highway projects.

Cash, including restricted cash, at the end of the quarter was $251.3 million, down $46.3 million from year end reflecting capital expenditures of $38 million, primarily for mining equipment, as well as the payment of 2006 employee incentives.

Business Unit Performance

Energy & Environment: In the 2007 first quarter, the Energy & Environment Business Unit generated revenue of $148.7 million, down 13 percent or $22.3 million from the 2006 first quarter. The 2007 quarter’s revenue reflected lower planned spending at the DOE’s Idaho Cleanup Project. This project is accounted for as an “at risk” project with total project costs included in revenue, as opposed to an “agency” project where only the company’s fee is included in revenue.

Operating income in the quarter was $8.1 million, down $6.0 million from the 2006 first quarter. The decrease was driven by proposal expenditures during the quarter pursuing the Drigg and Sellafield nuclear cleanup programs for the U.K. Nuclear Decommissioning Authority. Washington Group is leading a world-class team with unparalleled industry experience and capability in nuclear waste management, storage, and reprocessing; the Sellafield team includes Washington Group, AMEC (United Kingdom) and AREVA (France).

New work was $296.1 million, up 87 percent from $158.1 million in the 2006 first quarter. New awards during the quarter include $138.3 million for the extension of the contract to operate the DOE’s Savannah River Site through June 2008. Backlog was $774.4 million at the end of the quarter, up 23 percent or $145.7 million from 2006 year end.

Defense: In the first quarter, the Defense Business Unit generated revenue of $141.5 million, a decrease of 7 percent or $11.1 million from the 2006 first quarter. Operating income in the quarter was $9.3 million, down from $13.6 million in the 2006 first quarter. The 2006 first quarter benefited from additional activities at one of its U.S. chemical-demilitarization projects that drove higher revenue and earnings.

New work was $175.0 million, up 61 percent from the $108.7 million in the 2006 first quarter. The increase was due primarily to scope additions at chemical-demilitarization facilities. Backlog was $986.9 million at the end of the quarter, up 3 percent or $33.3 million from year end.

Power: In the first quarter, the Power Business Unit generated revenue of $214.6 million, up 5 percent or $9.9 million from the 2006 first quarter. Revenue from clean-air power projects more than offset a $35.7 million reduction in Iraq-related revenue.

Operating income in the quarter was $11.6 million, up $0.5 million from the 2006 first quarter. Operating income in this quarter reflects a reduction of $5.4 million in operating income from Iraq, which was more than offset by earnings from ongoing and new clean-air projects.

New work was $419.9 million, up 161 percent from $161.0 million in the 2006 first quarter. Awards include several clean-air power-plant modifications and a cogeneration project in Canada serving the oil sands industry. Backlog was $1.5 billion at the end of the quarter, up 16 percent or $205.3 million from year end.

Mining: In the first quarter, the Mining Business Unit generated revenue of $56.4 million, up 78 percent or $24.7 million from the 2006 first quarter. The 2007 first quarter benefited from bauxite mining contracts in Jamaica awarded in the 2006 second quarter and the ramp-up of mining work in Bolivia.

Operating income in the quarter was $8.0 million, up slightly from the $7.9 million in the 2006 first quarter. Contract mining operating income was almost $6 million higher than in the 2006 quarter, as contracts that contributed to a loss in 2006 have been either renegotiated or terminated. Washington Group’s share of earnings from MIBRAG, the company’s coal-mining joint venture in Germany, was $7.2 million, down from $12.3 million in the 2006 first quarter due to lower coal sales to power plants and a $2.1 million favorable impact in the 2006 first quarter from the adoption of a new accounting pronouncement. Mining’s earnings are expected to increase significantly in the second half of the year as MIBRAG’s coal sales to power plants increase following scheduled second-quarter power-plant outages and as the business unit continues to benefit from renegotiated mining contracts.

New work was $80.5 million, up slightly from $73.5 million in the 2006 first quarter. Backlog was $714.3 million at the end of the quarter, down $19.0 million from year end. Subsequent to the end of the quarter, the company was awarded a five-year, $310 million, cost-reimbursable contract to provide mining services at the Pinto Valley Copper Mine in Arizona.

Infrastructure: In the first quarter, the Infrastructure Business Unit generated revenue of $133.7 million, down $8.7 million from the 2006 first quarter. The decline was primarily the result of the winding down of two construction projects.

Operating income in the quarter was $4.6 million, up $7.0 million compared to the 2006 first quarter. The 2006 quarter was negatively impacted by a $6.9 million charge related to a fixed-price highway project experiencing customer-driven changes and cost escalation. Infrastructure’s two remaining fixed-price highway projects are performing in line with recent estimates. The business unit, in its shift to a lower-risk business model, is focused on engineering, project management, construction management, operations and maintenance, and negotiated design-build projects.

New work was $110.1 million, up from $95.3 million in the 2006 first quarter. Backlog was $760.5 million at the end of the quarter, down $39.1 million from year end.

Industrial/Process:  In the first quarter, the Industrial/Process Business Unit generated revenue of $141.6 million, up 13 percent or $16.2 million from the 2006 first quarter, bolstered by new facility-management contracts and its work constructing one of the world’s largest cement plants.

Operating income was $0.7 million in the 2007 first quarter compared to operating income of $4.8 million in the 2006 first quarter. The business unit continues to invest in expanding its oil and gas business. In addition, in the 2006 quarter the business unit recognized $3.3 million more in operating income than in the 2007 first quarter on an oil and gas project in Qatar due to the project reaching the stage of completion in the 2006 quarter triggering earnings recognition on all work performed through that quarter.

New work was $105.0 million, down from $201.5 million in the 2006 first quarter, as customers delay oil and gas programs in reaction to industry resource constraints and higher material prices. Backlog was $1.2 billion at the end of the quarter, down $37.0 million from year end. The business unit’s opportunity pipeline remains very robust, particularly in the oil, gas, and chemical market. Oil and gas projects start in a conceptual phase including front-end engineering and design and move to engineering, procurement, and construction, oftentimes in a sole-source negotiation. The company is currently performing conceptual and front-end engineering and design services for oil and gas programs that have the potential for engineering, procurement, and construction projects totaling more than $10 billion.

Outlook

Washington Group International is maintaining its guidance for 2007. The company targets net income at the high end of the range – $80-$90 million or $2.60-$2.92 per diluted share – to achieve double-digit growth over 2006. It expects approximately two-thirds of its 2007 net income to be generated in the last six months of the year, as recently awarded new work in the Power, Industrial/Process, and Mining business units converts to revenue and earnings; Energy & Environment benefits from negotiated adjustments to two management and operations contracts and a construction contract for the DOE; increased coal sales at MIBRAG and renegotiated contracts bolster Mining’s earnings; and Infrastructure finalizes a change order on a highway-construction project.

With the tremendous strength in its end markets, the company expects new work and backlog in the year to position the company for continued double-digit growth.

Financial Guidance

	2007 Guidance	2006 Actual
Backlog (at year-end)	$6.5 – $6.9 B	$5.6	B
New Work	$4.8 – 5.2 B	$4.2	B
Revenue	$3.7 – $4.1 B	$3.4	B
Net Income	$80 – $90 M	$80.8	M
Diluted EPS	$2.60 – 2.92	$2.64

Investor Conference Call

Washington Group International will host an investor conference call to discuss 2007 first quarter results tomorrow, May 10, at 11 a.m. Eastern Time. The company will provide a webcast of its call live over the Internet at www.wgint.com. Participants should allow approximately five minutes prior to the call’s start time to download streaming media software. An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International (NYSE: WNG) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with more than $3 billion in annual revenue, the company has approximately 25,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1A. Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2006.

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	March 30, 2007	March 31, 2006
Revenue	$837,376	$828,342
Cost of revenue	(804,670)	(793,299)
Gross profit	32,706	35,043
Equity in income of unconsolidated affiliates	9,427	13,190
General and administrative expenses	(19,393)	(14,760)
Operating income	22,740	33,473
Interest income	2,967	2,673
Interest expense	(1,534)	(1,932)
Other non-operating expense, net	(363)	(382)
Income before income taxes and minority interests	23,810	33,832
Income tax expense	(9,062)	(13,500)
Minority interests in income of consolidated subsidiaries, net of tax	(1,699)	(1,372)

Net income	$13,049	$18,960

Net income per share:
Basic	$0.46	$0.67
Diluted	0.43	0.62

Shares used to compute net income per share:
Basic	28,625	28,377
Diluted	30,526	30,771

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands)	March 30, 2007	December 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$185,153	$232,096
Restricted cash	66,149	65,475
Accounts receivable, including retentions of $15,141 and $16,443, respectively	213,672	358,957
Unbilled receivables	305,273	268,829
Investments in and advances to construction joint ventures	51,444	44,333
Deferred income taxes	96,195	106,681
Other	48,620	48,789
Total current assets	966,506	1,125,160

Investments and other assets
Investments in unconsolidated affiliates	119,430	113,953
Goodwill	97,076	97,076
Deferred income taxes	236,668	227,901
Other assets	36,098	38,005
Total investments and other assets	489,272	476,935

Property and equipment
Construction equipment	185,733	162,776
Other equipment and fixtures	54,186	50,642
Buildings and improvements	10,741	12,781
Land and improvements	584	584
Total property and equipment	251,244	226,783
Less accumulated depreciation	(98,187)	(96,554)
Property and equipment, net	153,057	130,229

Total assets	$1,608,835	$1,732,324

(In thousands, except per share data)	March 30, 2007	December 29, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $23,802 and $26,423, respectively	$249,266	$335,045
Billings in excess of cost and estimated earnings on uncompleted contracts	115,047	152,109
Accrued salaries, wages and benefits, including compensated absences of $60,745 and $53,695, respectively	164,720	192,307
Other accrued liabilities	39,177	38,563
Total current liabilities	568,210	718,024

Non-current liabilities
Self-insurance reserves	69,917	68,392
Pension and post-retirement benefit obligations	87,321	87,449
Other non-current liabilities	48,930	50,263
Total non-current liabilities	206,168	206,104

Contingencies and commitments

Minority interests	11,332	9,947

Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 30,333 and 30,001 shares issued, respectively	303	300
Capital in excess of par value	672,296	661,278
Retained earnings	196,541	183,492
Treasury stock, 1,161 and 1,159 shares, respectively, at cost	(67,370)	(67,251)
Accumulated other comprehensive income	21,355	20,430
Total stockholders’ equity	823,125	798,249

Total liabilities and stockholders’ equity	$1,608,835	$1,732,324

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
(In thousands)	March 30, 2007	March 31, 2006
Operating activities
Net income	$13,049	$18,960
Adjustments to reconcile net income to net cash used by operating activities:
Cash paid for reorganization items	(1,061)	(453)
Depreciation of property and equipment	9,183	7,076
Amortization of intangible assets	1,093	2,108
Amortization of deferred financing fees	228	552
Non-cash income tax expense	8,040	12,621
Minority interests in income of consolidated subsidiaries, net of tax	1,699	1,372
Equity in income of unconsolidated affiliates, less dividends received	(1,537)	(10,455)
Gain on sale of assets, net	(2,546)	(217)
Stock-based compensation expense	4,011	2,122
Excess tax benefits from exercise of stock options	(1,628)	(3,365)
Changes in operating assets, liabilities and other	(51,037)	(55,718)
Net cash used by operating activities	(20,506)	(25,397)

Investing activities
Property and equipment additions	(38,280)	(7,315)
Property and equipment disposals	8,170	619
Change in restricted cash	(674)	(3,193)
Contributions and advances to unconsolidated affiliates	(2,531)	(1,588)
Net cash used by investing activities	(33,315)	(11,477)

Financing activities
Proceeds from exercise of stock options and warrants	6,653	81,014
Excess tax benefit from exercise of stock options	1,628	3,365
Purchase of warrants and treasury stock	—	(49,749)
Contributions from (distributions to) minority interest, net	(1,403)	927
Net cash provided by financing activities	6,878	35,557

Decrease in cash and cash equivalents	(46,943)	(1,317)
Cash and cash equivalents at beginning of period	232,096	237,706

Cash and cash equivalents at end of period	$185,153	$236,389

WASHINGTON GROUP INTERNATIONAL, INC.
SEGMENT INFORMATION

(UNAUDITED)

	Three Months Ended
Revenue (In millions)	March 30, 2007	March 31, 2006
Power	$214.6	$204.7
Infrastructure	133.7	142.4
Mining	56.4	31.7
Industrial/Process	141.6	125.4
Defense	141.5	152.6
Energy & Environment	148.7	171.0
Intersegment, eliminations and other	0.9	0.5
Total revenue	$837.4	$828.3

	Three Months Ended
Operating income (loss) (In millions)	March 30, 2007	March 31, 2006
Power	$11.6	$11.1
Infrastructure	4.6	(2.4)
Mining	8.0	7.9
Industrial/Process	0.7	4.8
Defense	9.3	13.6
Energy & Environment	8.1	14.1
Intersegment and other unallocated operating costs	(0.2)	(0.8)
Corporate general and administrative expenses	(19.4)	(14.8)
Total operating income	$22.7	$33.5

	Three Months Ended
New Work (In millions)	March 30, 2007	March 31, 2006
Power	$419.9	$161.0
Infrastructure	110.1	95.3
Mining	80.5	73.5
Industrial/Process	105.0	201.5
Defense	175.0	108.7
Energy & Environment	296.1	158.1
Other	0.9	0.2
Total new work	$1,187.5	$798.3

Backlog (In millions)	March 30, 2007	December 29, 2006
Power	$1,467.3	$1,262.0
Infrastructure	760.5	799.6
Mining	714.3	733.3
Industrial/Process	1,190.6	1,227.6
Defense	986.9	953.6
Energy & Environment	774.4	628.7
Total backlog	$5,894.0	$5,604.8

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)

(Unaudited)

We view EBITDA as a performance measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see reconciliation of EBITDA to net cash used by operating activities below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. EBITDA is included in the earnings release because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our Credit Facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Components of EBITDA are presented below:

	Three Months Ended
(In millions)	March 30, 2007	March 31, 2006
Net income	$13.0	$19.0
Interest expense	1.5	1.9
Income tax expense	9.1	13.5
Depreciation and amortization	10.3	9.2
EBITDA	$33.9	$43.6

RECONCILIATION OF EBITDA TO NET CASH USED BY OPERATING ACTIVITIES

We believe that net cash used by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash used by operating activities for each of the periods for which EBITDA is presented.

	Three Months Ended
(In millions)	March 30, 2007	March 31, 2006
EBITDA	$33.9	$43.6
Interest expense	(1.5)	(1.9)
Income tax expense	(9.1)	(13.5)
Cash paid for reorganization items	(1.1)	(0.5)
Amortization of deferred financing fees	0.2	0.6
Non-cash income tax expense	8.0	12.6
Minority interests in income of consolidated subsidiaries, net of tax	1.7	1.4
Equity in income of unconsolidated affiliates, less dividends received	(1.5)	(10.5)
Gain on sale of assets, net	(2.5)	(0.2)
Stock-based compensation expense	4.0	2.1
Excess tax benefits from exercise of stock options	(1.6)	(3.4)
Changes in operating assets, liabilities and other	(51.0)	(55.7)
Net cash used by operating activities	$(20.5)	$(25.4)